                                                                   Exhibit A-3


                           HERITABLE FINANCE LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except per share data)



                                                          For the Year Ended                        For the Three Months Ended
                                               -------------------------------------------          ---------------------------
                                               December 31,    December 31,    December 31,           March 31,       March 31,
                                                   1993            1994            1995                 1995             1996
                                               ------------    ------------    ------------          -----------      ---------
                                                                                                     (Unaudited)      (Unaudited)
REVENUES
 Interest income...........................         $16,608         $17,978         $25,842               $6,014         $6,256
 Fee and commission income.................           2,355           3,846           4,530                1,133          1,506
                                                   --------        --------         -------              -------         ------
    Total revenues                                   18,963          21,824          30,372                7,147          7,762
                                                   --------        --------         -------              -------         ------

EXPENSES
 Salaries and employee benefits............          1,903           2,980            4,017                1,155          1,193
 Interest expense..........................         11,339           7,644           12,278                2,843          2,859
 Fee and commission expenses...............          1,209           2,776            4,456                  950          1,306
 Other operating expenses..................          4,881           4,071            2,455                  788            294
 Release of general provisions on sale
  of loans.................................            --               --              --                    --
                                                   -------         -------         --------              -------         ------
    Total expenses.........................         19,332          17,471           23,206                5,736          5,652
                                                   -------         -------         --------              -------         ------

EARNINGS (LOSS) BEFORE INCOME TAXES........           (369)          4,353            7,166                1,411          2,110
 Provision (credit) for income taxes                   (84)          1,191            2,358                  448            675
                                                   -------         -------         --------              -------         ------

NET EARNINGS (LOSS)........................         $ (285)         $3,162           $4,808               $  963         $1,435
                                                   =======         =======         ========              =======         ======
 Earnings (loss) per share                         $(28.50)        $316.20          $480.80               $96.30        $143.50
                                                   =======         =======         ========              =======         ======
 Weighted average number of shares
  outstanding                                       10,000          10,000           10,000               10,000         10,000
                                                   =======         =======         ========              =======         ======

          See accompanying notes to consolidated financial statements.